Exhibit 99.1

DSP Group, Inc. Reports Second Quarter 2015 Earnings

Contribution from New Products Reaches 28% of Revenues and Drives Fourth Consecutive Quarter of Growth

LOS ALTOS, Calif., July 30, 2015 - DSP Group®, Inc. (NASDAQ: DSPG), a leading global provider of wireless chipset solutions for converged communications, announced today its results for the second quarter ended June 30, 2015.

Financial Results Highlights:

●	Non-GAAP and GAAP diluted EPS of $0.10 and $0.03, respectively, both exceeding guidance

●	Revenues of approximately $37.2 million up 3% year over year, above mid-point of guidance

●	Non GAAP gross margins of 41.1%, at the high end of guidance

●	Non-GAAP operating income of $2.4 million, at 6% of revenues, vs. non-GAAP operating income of $2.6 million in the second quarter of 2014

●	GAAP net income of $0.7 million, compared to $1.1 million in the second quarter of 2014

●	Generated $7.9 million of cash flows from operations

●	Repurchased 453,000 shares for a total consideration of $5.2 million

●	Cash, deposits and marketable securities of $120.1 million as of the end of the quarter

Management Comments:

Commenting on the results, Ofer Elyakim, CEO of DSP Group, stated, "We are pleased with our second quarter’s results, especially the record contribution from new products which are well received in the marketplace, with Office/VoIP and DECT/CAT-iq posting better than expected revenues.”

Mr. Elyakim added, "While we expect a slowdown in revenues for the third quarter of the year due to softening demand for DECT products and a delay in mobile revenues, we are still well positioned to achieve our objective of returning to revenue growth for the full year. More importantly, the successful market adoption of our new initiatives continues to increase our confidence in the long term growth in both revenues and profits.”

Products and Market Highlights:

●	New product contribution grew to 28% of revenues vs. 20% in the second quarter of 2014

●	Office/VoIP segment quarterly revenues of $5.2 million increased by 37% year over year

●	DECT/CAT-iq HGWs revenues of $4.2 million increased by 49% year over year

●	Launched DBMD4 , a new Always-On voice enhancement product, featuring ultra-low power consumption and best in class performance for mobile and wearable devices

●	Excelocity and SGW offer ATA and multiport VoIP gateway based on our DVF99 SoC

●	Introduced a DHAN ULE Module based on DHX91, enabling faster TTM and lower development costs

2015 Second Quarter Results

GAAP Results:

Revenues for the second quarter of 2015 were $37,247,000, an increase of 3% from revenues of $36,276,000 for the second quarter of 2014. Net income for the second quarter of 2015 was $730,000, as compared to net income of $1,088,000 for the second quarter of 2014. Basic and diluted income per share for the second quarter of 2015 was $0.03, as compared to basic and diluted income per share of $0.05 for the second quarter of 2014.

Non-GAAP Results:

Non-GAAP net income and diluted earnings per share for the second quarter of 2015 were $2,377,000 and $0.10, respectively, as compared to non-GAAP net income and diluted earnings per share of $2,849,000 and $0.12, respectively, for the second quarter of 2014. Non-GAAP net income and earnings per share for the second quarter of 2015 excluded the impact of amortization of acquired intangible assets in the amount of $321,000, associated with the acquisition of BoneTone Communications, equity-based compensation expenses of $1,411,000 and amortization of deferred tax liability related to intangible assets acquired in the BoneTone acquisition in the amount of $85,000.

Non-GAAP net income and earnings per share for the second quarter of 2014 excluded the impact of amortization of acquired intangible assets in the amount of $397,000, associated with the acquisitions of NXP’s CIPT business and BoneTone Communications, equity-based compensation expenses of $1,461,000 and amortization of deferred tax liability related to intangible assets acquired in the BoneTone acquisition in the amount of $97,000.

Earnings Conference Call Details:

DSP Group will discuss its second quarter financial results, along with its outlook and guidance for the third quarter of 2015, on its conference call at 8:30 a.m. ET today, and invites you to listen via our conference call or a live broadcast over the Internet.

Investors may access the conference call by dialing 1877 280 2342 (domestic US) or + 1718 354 1158 (international) approximately 10 minutes prior to the starting time. The password is DSP Group. The broadcast via the Internet can be accessed by all interested parties through the Investor Relations section of DSP Group’s website at www.dspg.com or link to: http://edge.media-server.com/m/p/a87wh8gm

A replay of the conference call will be available for a week following the call. To listen to the session, please dial +1 347 366 9565 (domestic US) or + 44 20 3427 0598 (international) and enter the company access code: 9737039#. For more information, please contact Dror Levy, CFO, at: Office: +972-9-952-9699, Email: dror.levy@dspg.com.

Presentation on Non-GAAP Net Income Calculation

The Company believes that the non-GAAP presentation of net income and diluted EPS presented in this press release is useful to investors in comparing results for the quarter ended June 30, 2015 to the same period in 2014 because the exclusion of the above noted expenses may provide a more meaningful analysis of the Company’s core operating results. Further, the Company believes it is useful to investors to understand how the expenses associated with equity-based compensation expenses are reflected on its statements of income.

Forward Looking Statements

This press release contains statements that qualify as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995, including Mr. Elyakim’s statement he expects a slowdown in revenues for the third quarter of the year due to softening demand for DECT products and a delay in mobile revenues, and that DSP Group is still well positioned to achieve its objective of returning to revenue growth for the full year, and that the successful market adoption of its new initiatives continues to increase the confidence in DSP Group’s long term growth in both revenues and profits. The results from these statements may not actually arise as a result of various factors, including the timing and ability of the consumer electronics market to recover and the corresponding recovery of DSP Group’s customers; unexpected delays in the commercial launch of new products, including in the mobile segment; slower than expected change in the nature of residential communications domain; DSP Group's ability to manage costs, DSP Group’s ability to develop and produce new products at competitive costs and in a timely manner or the ability of such products to achieve broad market acceptance; and general market demand for products that incorporate DSP Group’s technology in the market. These factors and other factors which may affect future operating results or DSP Group’s stock price are discussed under “RISK FACTORS” in the Form 10-K for fiscal 2014, as well as other reports DSP Group has filed with the Securities and Exchange Commission and which are available on DSP Group’s website (www.dspg.com) under Investor Relations. DSP Group assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

About DSP Group

DSP Group®, Inc. (NASDAQ: DSPG) is a leading global provider of wireless chipset solutions for converged communications. Delivering semiconductor system solutions with software and hardware reference designs, DSP Group enables OEMs/ODMs, consumer electronics (CE) manufacturers and service providers to cost-effectively develop new revenue-generating products with fast time to market.

At the forefront of semiconductor innovation and operational excellence for over two decades, DSP Group provides a broad portfolio of wireless chipsets integrating DECT/CAT-iq, ULE, Wi-Fi, PSTN, HDClear™, video and VoIP technologies.

DSP Group enables converged voice, audio, video and data connectivity across diverse mobile, consumer and enterprise products – from mobile devices, connected multimedia screens, and home automation & security to cordless phones, VoIP systems, and home gateways. Leveraging industry-leading experience and expertise, DSP Group partners with CE manufacturers and service providers to shape the future of converged communications at home, office and on the go. For more information, visit www.dspg.com.

DSP GROUP, INC.

    CONSOLIDATED STATEMENTS OF INCOME

    (In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$37,247	$36,276	$75,282	$69,162
Cost of revenues	22,012	21,495	44,512	41,367

Gross profit	15,235	14,781	30,770	27,795
Operating expenses:
Research and development, net	8,855	8,025	17,971	16,230
Sales and marketing	2,974	2,947	6,037	6,033
General and administrative	2,460	2,644	4,981	5,361
Amortization of intangible assets	321	397	642	794

Total operating expenses	14,610	14,013	29,631	28,418

Operating income (loss)	625	768	1,139	(623)

Financial income, net	291	297	626	709

Income before taxes on income	916	1,065	1,765	86

Taxes on income (income tax benefit)	186	(23)	262	(14)

Net income	$730	$1,088	$1,503	$100
Net earnings per share:
Basic	$0.03	$0.05	$0.07	$0.00
Diluted	$0.03	$0.05	$0.06	$0.00

Weighted average number of shares used in per share computations of net income per share:
Basic	22,064	21,983	22,115	22,180
Diluted	23,717	23,035	23,801	22,706

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
	Unaudited	Unaudited	Unaudited	Unaudited
GAAP net income	$730	$1,088	$1,503	$100
Equity-based compensation expense included in cost of revenues	83	84	153	166
Equity-based compensation expense included in research and development, net	613	657	1,151	1,301
Equity-based compensation expense included in sales and marketing	178	169	330	331
Equity-based compensation expense included in general and administrative	537	551	1,030	1,106
Amortization of intangible assets	321	397	642	794
Amortization of deferred tax liability related to intangible assets	(85)	(97)	(170)	(194)
Non-GAAP net income	$2,377	$2,849	$4,639	$3,604

Weighted-average number of common stock used in computation of GAAP diluted net income per share (in thousands)	23,717	23,035	23,801	22,706

Weighted-average number of shares related to outstanding options, stock appreciation rights and restricted share units (in thousands)	406	455	379	1,044

Weighted-average number of common stock used in computation of non-GAAP diluted net income per share (in thousands)	24,123	23,490	24,180	23,750

GAAP diluted net income per share	$0.03	$0.05	$0.06	$0.00
Equity-based compensation expense	0.07	0.06	0.11	0.12
Amortization of intangible assets	0.01	0.02	0.03	0.04
Amortization of deferred tax liability related to intangible assets	(0.01)	(0.01)	(0.01)	(0.01)
Non-GAAP diluted net income per share	$0.10	$0.12	$0.19	$0.15

DSP GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30,	December 31,
	2015	2014
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$15,731	$20,544
Restricted deposits	170	623
Marketable securities and short term deposits	11,974	11,508
Trade receivables, net	22,674	20,298
Inventories	14,067	15,635
Other accounts receivable and prepaid expenses	4,065	1,902
Deferred income taxes	780	775
Total current assets	69,461	71,285

Property and equipment, net	3,446	2,843

Long term marketable securities and deposits	92,206	92,269
Severance pay fund	11,545	10,860
Deferred income taxes	125	149
Intangible assets, net	9,769	10,411
Investment in other companies	2,200	2,200
Long term prepaid expenses and lease deposits	1,233	1,162
	117,078	117,051

Total assets	$189,985	$191,179

Liabilities and Stockholders’ Equity
Current liabilities:
Trade payables	$15,250	$15,282
Other current liabilities	14,363	16,411
Total current liabilities	29,613	31,693

Accrued severance pay	11,610	10,929
Accrued pensions	1,005	1,089
Deferred income taxes	675	845
Total long term liabilities	13,290	12,863

Stockholders’ equity:
Common stock	22	22
Additional paid-in capital	358,596	355,906
Accumulated other comprehensive income loss	(930)	(1,566)
Less – Cost of treasury stock	(121,929)	(122,387)
Accumulated deficit	(88,677)	(85,352)
Total stockholders’ equity	147,082	146,623
Total liabilities and stockholders’ equity	$189,985	$191,179